UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): October 5, 2011

EPOCH HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9728	20-1938886
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

640 Fifth Avenue, New York, NY	10019
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code: (212) 303-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 5, 2011, the Board of Directors of Epoch Holding Corporation (the "Company") declared an increase in the quarterly per share dividend rate on the Company’s Common Stock, from $0.06 per share to $0.08 per share.

The dividend is payable on November 11, 2011 to all shareholders of record at the close of business on October 28, 2011.

The Company expects quarterly dividends to be paid in February, May, August and November of each fiscal year.  However, the actual declaration of future cash dividends, and the establishment of record and payment dates, will be subject to final determination by the Board of Directors each quarter after its review of the Company's financial performance.

Further, the Company announced that its Board of Directors has authorized the Company to repurchase up to an additional 350,000 shares of its outstanding common stock.  These shares are in addition to the approximately 150,000 shares remaining as of October 4, 2011, under prior authorization.  Subject to applicable law, the shares may be purchased from time to time in the open market and/or in privately negotiated transactions. Such purchases will be at times and in amounts as the Company deems appropriate, based on factors such as prevailing market conditions, legal requirements and other business considerations.

A copy of the press release issued by the Company is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

99.1     Press Release dated October 5, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EPOCH HOLDING CORPORATION

By:	/s/ Adam Borak
Name: Adam Borak
Title: Chief Financial Officer

Date: October 5, 2011